ACQUISITION AND CAPITAL SERVICES AGREEMENT

by and between

American Realty Capital Properties, Inc.

and

American Realty Capital II, LLC

Dated as of [_______], 2011

ACQUISITION AND CAPITAL SERVICES AGREEMENT, dated as of [_____], 2011, by and between American Realty Capital Properties, Inc., a Maryland corporation (the “Company”), and American Realty Capital II, LLC, a Delaware limited liability company (the “Advisor”).

WITNESSETH:

WHEREAS, the Company is a newly formed corporation which intends to invest in Target Assets (as defined below) and intends to qualify as a real estate investment trust for federal income tax purposes and will elect to receive the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Company has retained ARC Properties Advisors, LLC, a Delaware limited liability company (the “Manager”), to administer the business activities and day to day operations of the Company pursuant to that certain management agreement, dated as of the date hereof, by and between the Company and the Manager (as amended, supplemented or otherwise modified from time to time (the “Management Agreement”).

WHEREAS, the Company desires to retain the Advisor to provide the Manager with access to, among other things, the Advisor’s portfolio management, asset valuation, risk management and asset management services, as well as administrative services addressing legal, compliance, investor relations and information technologies necessary to operate the Company in the manner and on the terms set forth herein and the Advisor wishes to be retained to provide such services.

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1.  Definitions.

(a)           The following terms shall have the meanings set forth in this Section 1(a):

“Acquisition Expenses” means any and all expenses, exclusive of Acquisition Fees, incurred by the Company, the Subsidiaries, the Advisor or any of their Affiliates in connection with the selection, evaluation, acquisition, origination, financing, making or development of any Real Estate Assets, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, brokerage fees, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence.

“Acquisition Fee” means the fee payable to the Advisor or its assignees pursuant to Section 6(b).

“Advisor” has the meaning set forth in the Preamble and shall include any successor in interest thereto.

“Advisor Change of Control” means a change in the direct or indirect (i) beneficial ownership of more than fifty percent (50%) of the combined voting power of the Advisor’s then outstanding equity interests, or (ii) power to direct or control the management policies of the Advisor, whether through the ownership of beneficial equity interests, common directors or officers, by contract or otherwise.  Advisor Change of Control shall not include (i) public offerings of the equity interests of the Advisor, or (ii) any assignment of this Agreement by the Advisor as permitted hereby and in accordance with the terms hereof.

“Advisor Indemnified Party” has the meaning set forth in Section 8(a) hereof.

“Advisor Permitted Disclosure Parties” has the meaning set forth in Section 5(a) hereof.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such specified Person, (ii) any executive officer or general partner of such specified Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such specified Person, and (iv) any legal entity for which such specified Person acts as an executive officer or general partner.  For purposes of this definition, the terms “controlling”, “controlled by”, or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Agreement” means this Acquisition and Capital Services Agreement, as amended, supplemented or otherwise modified from time to time.

“Automatic Renewal Term” has the meaning set forth in Section 10(a) hereof.

“Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other U.S. federal or state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other U.S. federal or state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against such Person of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Citizens Bank” means, collectively, RBS Citizens Bank, N.A. and Citizens Bank of Pennsylvania.

“Claim” has the meaning set forth in Section 8(c) hereof.

“Closing Date” means the date of closing of the Initial Public Offering.

“Code” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.01, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Indemnified Party” has meaning set forth in Section 8(b) hereof.

“Conduct Policies” has the meaning set forth in Section 2(l) hereof.

“Confidential Information” has the meaning set forth in Section 5(a) hereof.

“Contract Purchase Price” means the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a Real Estate Asset, exclusive of Acquisition Fees and Acquisition Expenses, but in each case including any indebtedness assumed or incurred in respect of such Real Estate Asset.

“Contribution Agreement” means that certain contribution agreement, dated as of February 4, 2011, by and between ARC Real Estate Partners, LLC and ARC Properties Operating Partnership, L.P.

“Effective Termination Date” means the last day of the Initial Term or an Automatic Renewal Term, as the case may be, on which this Agreement is terminated.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing Fee” means the fee payable to the Advisor pursuant to Section 6(c).

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the partnership agreement in the case of a general or limited partnership, the certificate of formation and operating agreement or limited liability company agreement in the case of a limited liability company, the declaration of trust or other comparable trust instrument in the case of a trust, or similar governing documents, in each case as the same may be amended from time to time.

“Indemnified Party” has the meaning set forth in Section 8(b) hereof.

“Independent Director” means a member of the Board who is “independent” in accordance with the Company’s Governing Instruments and the rules of NASDAQ or such other securities exchange on which the shares of Common Stock are listed.

“Initial Public Offering” means the Company’s sale of Common Stock to the public through dealer managers pursuant to the Registration Statement.

“Initial Term” has the meaning set forth in Section 10(a) hereof.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Guidelines” has the meaning set forth in the Management Agreement.

“Joint Ventures” means the joint venture or partnership or other similar arrangements (other than between or among the Company and its Subsidiary or between or among two or more of the Company’s Subsidiaries) in which the Company or its Subsidiary is a co-venturer, member, partner or other equity holder, which are established to own investments.

“Losses” has the meaning set forth in Section 8(a) hereof.

“Management Agreement” has the meaning set forth in the Recitals.

“Manager” has the meaning set forth in the Recitals.

“NASDAQ” means The Nasdaq Capital Market.

“Notice of Proposal to Negotiate” has the meaning set forth in Section 10(c) hereof.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“Real Estate Asset” means real property owned from time to time by the Company or any of its Subsidiaries, directly, through one or more subsidiaries or through a Joint Venture, which consists of (i) land only, (ii) land, including the buildings located thereon, (iii) buildings only, or (iv) such investments the Board or the Manager designates as Real Estate Asset to the extent such investments could be classified as Real Estate Asset.

“Registration Statement” means the Company’s Registration Statement on Form S-11  (No. 333-172205), as amended from time to time, pursuant to which the Company is conducting or has conducted the Initial Public Offering.

“Regulation FD” means Regulation FD as promulgated by the SEC.

“REIT” means a “real estate investment trust” as defined under the Code.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means (i) any subsidiary of the Company, (ii) any partnership the general partner of which is the Company or any subsidiary of the Company, and (iii) any limited liability company the managing member of which is the Company or any subsidiary of the Company.

“Target Assets” means the types of assets described under “Business— Overview”1 in the prospectus included in the Registration Statement, subject to, and including any changes to the Company’s Investment Guidelines that may be approved by the Manager and the Company from time to time.

“Termination Notice” has the meaning set forth in Section 10(b) hereof.

“Termination Without Cause” has the meaning set forth in Section 10(b) hereof.

(b)           As used herein, accounting terms relating to the Company and its Subsidiaries, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP.  As used herein, “calendar quarters” shall mean the periods from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

(c)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

1 Should we define the target assets instead of this cross-ref?

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2.  Appointment and Duties of the Advisor.

(a)           The Company hereby appoints the Advisor to assist the Manager with the acquisition, financing and management of the investments and day-to-day operations of the Company and its Subsidiaries and to provide the Manager with access to the Advisor’s personnel and services for such purposes, subject at all times to the further terms and conditions set forth in this Agreement and to the supervision of, and such further limitations or parameters as may be imposed from time to time by, the Board.  The Advisor hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, provided that funds are made available by the Company for such purposes as set forth in Section 7 hereof.  The appointment of the Advisor shall be exclusive to the Advisor, except to the extent that the Advisor elects, in its sole and absolute discretion, subject to the terms of this Agreement, to cause the duties of the Advisor as set forth herein to be provided by third parties.

(b)           The Advisor, in its capacity under this Agreement, at all times will be subject to the supervision and direction of the Board, will act in a manner that is compliant with the provisions of the Governing Instruments of the Company and each of its Subsidiaries and will have only such functions and authority as the Board may delegate to it, including, without limitation, managing the Company’s business affairs in conformity with the Investment Guidelines and other policies that are approved and adopted by the Board.  The Company and the Advisor hereby acknowledge the recommendation by the Advisor and the approval by the Board, of the Investment Guidelines, including, but not limited to the Company’s investment strategy with respect to the Target Assets.  The Company and the Advisor hereby acknowledge and agree that, during the term of this Agreement, any proposed changes to the Company’s investment strategy that would modify or expand the Target Assets may only be recommended by the Manager and/or the Advisor and shall require the approval of the Board and the Manager.

(c)           The Advisor will be responsible for assisting the Manager with the acquisition, financing and management of the investments and day-to-day operations of the Company and its Subsidiaries and will perform (or cause to be performed) such services and activities relating to the investments and operations of the Company and its Subsidiaries as may be appropriate, which may include, without limitation:

(i)           providing access to the Advisor’s personnel and services, including asset management services and administrative services addressing legal, compliance, investor relations and information technologies necessary to operate the Company and the Subsidiaries;

(ii)           investigating, selecting and, on behalf of the Manager, the Company and the Subsidiaries, engaging and conducting business with and supervising the performance of such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder (including consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, property managers, real estate management companies, real estate operating companies, securities investment advisors, mortgagors, the registrar and the transfer agent and any and all agents for any of the foregoing), including Affiliates of the Advisor and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services (including entering into contracts in the name of the Manager, the Company and the Subsidiaries with any of the foregoing);

(iii)           (a) participating in formulating an investment strategy and asset allocation framework; (b) structuring and negotiating the terms and conditions of transactions pursuant to which acquisitions and dispositions of Real Estate Assets will be made; (c) providing research, economic and statistical data; (d) identifying, reviewing and recommending acquisitions and dispositions of Real Estate Assets and making investments in Real Estate Assets on behalf of the Company and the Subsidiaries in compliance with the Company’s Investment Guidelines; (e) arranging for financing and refinancing and making other changes in the asset or capital structure of, and disposing of, reinvesting the proceeds from the sale of, or otherwise dealing with, investments in Real Estate Assets; (f) entering into leases and service contracts for Real Estate Assets and, to the extent necessary, performing all other operational functions for the maintenance and administration of the Real Estate Assets; (g) reviewing and analyzing financial information for each of the investments in Real Estate Assets and the overall portfolio; (h) selecting Joint Venture partners, structuring corresponding agreements and overseeing and monitoring these relationships; (i) overseeing, supervising and evaluating Affiliated and non-Affiliated property managers who perform services for the Company or the Subsidiaries; (j) overseeing Affiliated and non-Affiliated Persons with whom the Advisor contracts to perform certain of the services required to be performed under this Agreement; (k) managing accounting and other record-keeping functions for the Company and the Subsidiaries, including reviewing and analyzing the capital and operating budgets for the Real Estate Assets and generating an annual budget for the Company; and (l) recommending various liquidity events to the Manager when appropriate.

(iv)          upon request, providing the Manager with periodic reports regarding prospective investments;

(v)           making investments in, and dispositions of, investments in Real Estate Assets when directed to do so by the Manager;

(vi)          obtaining reports (which may, but are not required to, be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of investments or contemplated investments of the Company and the Subsidiaries;

(vii)          from time to time, or at any time reasonably requested by the Manager, making reports to the Board of its performance of services to the Manager, the Company and the Subsidiaries under this Agreement, including reports with respect to potential conflicts of interest involving the Advisor or any of its Affiliates;

(viii)        providing executive and administrative personnel, office space and office services required in rendering services to the Manager, the Company and the Subsidiaries;

(ix)           providing the Company and the Subsidiaries with all necessary cash management services;

(x)            delivering to, or maintaining on behalf of, the Company copies of all appraisals obtained in connection with the investments in any Real Estate Assets as may be required to be obtained by the Board;

(xi)           performing investor-relations and stockholder communications functions for the Company and the Subsidiaries;

(xii)          rendering such services as may be reasonably determined by the Manager consistent with the terms and conditions herein;

(xiii)         maintaining the Company’s accounting and other records and assisting the Company in filing all reports required to be filed by it with the SEC, the Internal Revenue Service and other regulatory agencies; and

(xiv)         doing all things reasonably necessary to assure its ability to render the services described in this Agreement.

(d)           The Advisor may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of the Persons referred to in Section 7(b) hereof as the Advisor deems necessary or advisable in connection with the performance of its duties under this Agreement.  In performing its duties under this Section 2, the Advisor shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Advisor at the Company’s sole cost and expense.

(e)           The Advisor shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely and materially affect the qualification of the Company as a REIT under the Code or the Company’s status as an entity excluded from investment company status under the Investment Company Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or of any exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the applicable Governing Instruments.  If the Advisor is ordered to take any action by the Manager or the Board, the Advisor shall promptly notify the Manager and the Board if it is the Advisor’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or Governing Instruments.  Notwithstanding the foregoing, neither the Advisor nor any of its Affiliates shall be liable to the Manager, the Company, the Board, or the Company’s stockholders for any act or omission by the Advisor or any of its Affiliates, except as provided in Section 8 of this Agreement.

(f)           The Manager and the Company (including the Board) each agrees to take all actions reasonably required to permit and enable the Advisor to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Advisor to file any registration statement or other filing required to be made under the Securities Act, Exchange Act, NASDAQ’s Rules Manual, the Code or other applicable law, rule or regulation on behalf of the Company in a timely manner.  The Manager and the Company each further agrees to use commercially reasonable efforts to make available to the Advisor all resources, information and materials reasonably requested by the Advisor to enable the Advisor to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company.

(g)           As frequently as the Advisor may deem reasonably necessary or advisable, or at the direction of the Manger or the Board, the Advisor shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, with respect to any reports and other information relating to any proposed or consummated investment as may be reasonably requested by the Company.

(i)           The Advisor shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all reports, financial or otherwise, with respect to the Company reasonably required by the Manager or the Board in order for the Company to comply with its Governing Instruments, or any other materials required to be filed with any governmental body or agency, and shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all materials and data necessary to complete such reports and other materials, including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(ii)           The Advisor shall prepare, or, at the sole cost and expense to the Company, cause to be prepared, regular reports for the Board to enable the Board to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and policies approved by the Board.

(h)           Officers, employees and agents of the Advisor and its Affiliates may serve as directors, officers, agents, nominees or signatories for the Company or any of its Subsidiaries, to the extent permitted by their respective Governing Instruments, by any resolutions duly adopted by the Board.  When executing documents or otherwise acting in such capacities for the Company or any of its Subsidiaries, such Persons shall indicate in what capacity they are executing on behalf of the Company or any of its Subsidiaries.  Without limiting the foregoing, while this Agreement is in effect, the Advisor will provide the Company with a management team, including a Chief Executive Officer and President or similar positions, along with appropriate support personnel, to provide the management services to be provided by the Advisor to the Company hereunder, who shall devote such of their time to the management of the Company as necessary and appropriate, commensurate with the level of activity of the Company from time to time.

(i)           The Advisor, at its sole cost and expense, shall maintain reasonable and customary “errors and omissions” insurance coverage and other customary insurance coverage in respect to its obligations and activities under, or pursuant to, this Agreement, naming the Manager and the Company as an additional insureds.

(j)           The Advisor, at its sole cost and expense, shall provide such internal audit, compliance and control services as may be required for the Company to comply with applicable law (including the Securities Act and Exchange Act), regulation (including SEC regulations) and the rules and requirements of NASDAQ and as otherwise reasonably requested by the Company or its Board from time to time.

(k)           The Advisor acknowledges receipt of the Company’s Code of Business Conduct and Ethics (the “Conduct Policies”) and agrees to require the persons who provide services to the Company to comply with such Conduct Policies in the performance of such services hereunder or such comparable policies as shall in substance hold such persons to at least the standards of conduct set forth in the Conduct Policies.

(l)           The Advisor, at its sole cost and expense, shall maintain any required registration of the Advisor or any Affiliate with the SEC under the Investment Advisers Act of 1940, as amended, or with any state securities authority in any state in which the Advisor or its Affiliate is required to be registered as an investment advisor under applicable state securities laws.

Section 3.  Additional Activities of the Advisor; Non-Solicitation; Restrictions.

(a)           Except as provided in Section 3(b) and/or the Investment Guidelines, nothing in this Agreement shall (i) prevent the Advisor or any of its Affiliates or any of their respective officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person, whether or not the investment objectives or policies of any such other Person are similar to those of the Company or (ii) in any way bind or restrict the Advisor or any of its Affiliates or any of their respective officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Advisor or any of its Affiliates, officers, directors or employees may be acting.

(b)           While information and recommendations supplied to the Company shall, in the Advisor’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Advisor or any Affiliate of the Advisor to others.  The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Advisor or any Affiliate of the Advisor to others.  The Manager and the Company shall have the benefit of the Advisor’s best judgment and effort in rendering services hereunder and, in furtherance of the foregoing, the Advisor shall not undertake activities that, in its good faith judgment, will adversely affect the performance of its obligations under this Agreement.

(c)           In the event of a Termination Without Cause of this Agreement by the Company pursuant to Section 10(b) hereof, for a period of two (2) years from and after the date of such termination of this Agreement, the Company shall not (and shall cause each of its Subsidiaries to not), without the consent of the Advisor, employ or otherwise retain (directly or indirectly by any of the Company’s Subsidiaries) any employee of the Advisor or any of its Affiliates on the date of such termination or any Person who shall have been employed by the Advisor or any of its Affiliates at any time within the two (2) year period immediately preceding the date on which such Person commences employment with or is otherwise retained by the Company or its Subsidiary.  The Company acknowledges and agrees that, in addition to any damages, the Advisor shall be entitled to equitable relief for any violation of this Section 3(c) by the Company or its Subsidiaries, including, without limitation, injunctive relief.

Section 4.  Bank Accounts.  At the direction of the Board, the Advisor may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such policies, terms and conditions as the Company may establish and the Board may approve.  The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and, upon request, shall provide information regarding such accountings to the auditors of the Company or any Subsidiary.

Section 5.  Records; Confidentiality.

(a)           The Advisor shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Manager, the Company or any Subsidiary at any time during normal business hours.  The Advisor shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not use Confidential Information except in furtherance of its duties under this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates, officers, directors, employees, agents, representatives or advisors who need to know such Confidential Information for the purpose of rendering services hereunder, (ii) to appraisers, financing sources and others in the ordinary course of the Company’s business ((i) and (ii) collectively, “Advisor Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of the Company, or filings with NASDAQ or other applicable securities exchanges or markets, or disclosure or presentations to Company investors (subject to compliance with Regulation FD), (iv) to governmental officials having jurisdiction over the Company, (v) as requested by law or legal process to which the Advisor or any Person to whom disclosure is permitted hereunder is a party, or (vi) with the consent of the Company.  The Advisor agrees to inform each of its Advisor Permitted Disclosure Parties of the non-public nature of the Confidential Information and to obtain agreement from such Persons to treat such Confidential Information in accordance with the terms hereof.

(b)           Nothing herein shall prevent any Advisor Permitted Disclosure Party from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Advisor will provide the Manager and the Company with prompt written notice of such order, request or demand so that the Company may seek, at its sole expense, an appropriate protective order and/or waive the Advisor Permitted Disclosure Party compliance with the provisions of this Agreement.  If, failing the entry of a protective order or the receipt of a waiver hereunder, the Advisor Permitted Disclosure Party is required to disclose Confidential Information, the Advisor Permitted Disclosure Party may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Advisor Permitted Disclosure Party agrees to exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(c)           Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof:  any Confidential Information that (A) is available to the public from a source other than the Advisor, (B) is released in writing by the Company to the public (except to the extent exempt under Regulation FD) or to persons who are not under similar obligation of confidentiality to the Company, or (C) is obtained by the Advisor from a third-party which, to the best of the Advisor’s knowledge, does not constitute a breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed.  The provisions of this Agreement shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 6.  Compensation.

(a)           For the services rendered under this Agreement, the Company shall pay the Acquisition Fee and the Financing Fee to the Advisor.  The Advisor will not receive any compensation for the period prior to the Closing Date other than expenses incurred and reimbursed pursuant to Section 7 hereof.

(b)           Subject to Section 6(d), the Company shall pay an Acquisition Fee to the Advisor or its assignees as compensation for services rendered in connection with the investigation, selection and acquisition (by purchase, investment or exchange) of Real Estate Assets. If the Advisor is terminated without cause pursuant to Section 10(b), the Advisor or its assignees shall be entitled to an Acquisition Fee for any Real Estate Assets acquired after the Effective Termination Date for which a contract to acquire any such Real Estate Assets had been entered into at or prior to the Effective Termination Date.  The total Acquisition Fee payable to the Advisor or its assignees shall equal one percent (1.0%) of the Contract Purchase Price, along with reimbursement of Acquisition Expenses.  The Contract Purchase Price allocable for an investment held through a Joint Venture shall equal the product of (i) the purchase price of, or the amount advanced for, the investment in the Real Estate Asset, as applicable, and (ii) the direct or indirect ownership percentage in the Joint Venture held directly or indirectly by the Company or the Subsidiary.  For purposes of this Section 6(b), “ownership percentage” shall be the percentage of capital stock, membership interests, partnership interests or other equity interests held by the Company or the Subsidiary, without regard to classification of such equity interests.  The Company shall pay to the Advisor or its assignees the Acquisition Fee in cash promptly upon the closing of the investment in the Real Estate Asset.

(c)           Subject to Section 6(d), the Company shall pay a Financing Fee to the Advisor or its assignees in an amount equal to 0.75% of the amount available under any secured mortgage financing or refinancing that the Company or a Subsidiary obtains and uses in connection with an investment in a Real Estate Asset which is arranged by the Advisor.  The Company shall pay to the Advisor or its assignees the Financing Fee in cash promptly upon the closing of the financing or refinancing in respect of the Real Estate Asset.

(d)           Notwithstanding anything herein to the contrary, the Company shall not be obligated to pay an Acquisition Fee, Acquisition Expenses nor a Financing Fee in connection with the Company’s acquisition of Real Estate Assets pursuant to the Contribution Agreement nor the initial refinancing of the mortgage indebtedness encumbering the Real Estate Assets that were acquired pursuant to the Contribution Agreement and were leased to Citizens Bank.

Section 7.  Expenses of the Company.

(a)           The Advisor shall be responsible for the expenses related to any and all personnel of the Advisor and its Affiliates who provide services to the Manager or the Company pursuant to this Agreement (including, without limitation, each of the officers of the Company and any directors of the Company who are also directors, officers, employees or agents of the Advisor or any of its Affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel.

(b)           The Company shall pay all of its costs and expenses and shall reimburse the Advisor or its Affiliates for expenses of the Advisor and its Affiliates incurred on behalf of the Company, excepting only those expenses that are specifically the responsibility of the Advisor pursuant to Section 7(a) of this Agreement.  Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company or any Subsidiary shall be paid by the Company and shall not be paid by the Advisor or Affiliates of the Advisor:

(i)           Acquisition Expenses;

(ii)           expenses in connection with the issuance of securities of the Company and transaction costs incident to the acquisition, disposition and financing of the investments of the Company and its Subsidiaries;

(iii)           costs of legal, tax, accounting, consulting, auditing and other similar services rendered for the Company by providers retained by the Advisor or, if provided by the Advisor’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(iv)           the compensation and expenses of the Company’s directors and the cost of liability insurance to indemnify the Company’s directors and officers;

(v)           costs associated with the establishment and maintenance of any of the Company’s credit facilities, other financing arrangements, or other indebtedness of the Company’s (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;

(vi)           expenses connected with communications to holders of the Company’s securities or of the Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s securities on any exchange, the fees payable by the Company to any such exchange in connection with such listing, costs of preparing, printing and mailing the Company’s annual report to the Company’s stockholders and proxy materials with respect to any meeting of the Company’s stockholders;

(vii)         costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for the Company;

(viii)        expenses incurred by managers, officers, personnel and agents of the Advisor for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Advisor in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of the Company’s securitizations or any of the Company’s securities offerings;

(ix)           costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

(x)            compensation and expenses of the Company’s custodian and transfer agent, if any;

(xi)           the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xii)          all taxes and license fees;

(xiii)         all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Advisor elects to carry for itself and its personnel;

(xiv)         all due diligence fees and expenses;

(xv)          costs of appraisals and engineering, environmental and zoning reports, title insurance premiums and other closing costs;

(xvi)         non-refundable option payments on properties not acquired;

(xvii)        costs and expenses incurred in contracting with third parties;

(xviii)       all other costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

(xix)         expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Company or the investments of the Company and its Subsidiaries, separate from the office or offices of the Advisor;

(xx)          expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Company’s securities or of the Subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

(xxi)         any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director, partner, member or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency; and

(xxii)        all other expenses actually incurred by the Advisor (except as otherwise specified herein) which are reasonably necessary for the performance by the Advisor of its duties and functions under this Agreement.

(c)           Costs and expenses incurred by the Advisor on behalf of the Company shall be reimbursed monthly to the Advisor.  The Advisor shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Advisor on behalf of the Company during each month, and shall deliver such written statement to the Company within thirty (30) days after the end of each month.  The Company shall pay all amounts payable to the Advisor pursuant to this Section 7(c) within five (5) Business Days after the receipt of the written statement without demand, deduction, offset or delay.  Cost and expense reimbursement to the Advisor shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company.  The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 8.  Limits of the Advisor’s Responsibility.

(a)           The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Advisor, including as set forth in the Investment Guidelines.  The Advisor and its Affiliates, and the directors, officers, employees, partners, members, stockholders, other equity holders, agents and representatives of the Advisor and its Affiliates (each, a “Advisor Indemnified Party”), will not be liable to the Company, any Subsidiary, the Board, the Company’s stockholders or any Subsidiary’s stockholders, partners or members for any acts or omissions by the Advisor Indemnified Party performed in accordance with and pursuant to this Agreement, except by reason of any act or omission constituting bad faith, willful misconduct, gross negligence or reckless disregard of the duties under this Agreement on the part of such Advisor Indemnified Party.  The Company shall, to the full extent lawful, reimburse, indemnify and hold harmless each Advisor Indemnified Party, of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any acts or omissions of such Advisor Indemnified Party performed in good faith under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties on the part of such Advisor Indemnified Party under this Agreement.  In addition, (i) the Advisor will not be liable for trade errors that may result from ordinary negligence, including, without limitation, errors in the investment decision making process or in the trade process and (ii) the Company shall advance funds to a Advisor Indemnified Party for legal fees and other costs and expenses incurred as a result of any claim, suit, action or proceeding for which indemnification is being sought, provided that such Advisor Indemnified Party undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which such Advisor Indemnified Party is found pursuant to a final and non-appealable order or judgment to not be entitled to indemnification.

(b)           The Advisor shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, and the directors, officers and stockholders of the Company and each Person, if any, controlling the Company (each, a “Company Indemnified Party”; a Advisor Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “ Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Advisor constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Advisor under this Agreement or (ii) any claims by the Advisor’s employees relating to the terms and conditions of their employment by the Advisor.

(c)           In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights other than pursuant to this Section.  Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section 8(c), also represent the indemnifying party in such investigation, action or proceeding.  In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith.  The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim.  The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof.  If such Indemnified Party is entitled pursuant to this Section 8(c) to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party.  Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 8(c).

(d)           The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.

Section 9.  No Joint Venture.  The Company and the Advisor are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

Section 10.  Term; Renewal; Termination Without Cause.

(a)           This Agreement shall become effective on the Closing Date and shall continue in operation, unless terminated in accordance with the terms hereof, until the tenth anniversary of the Closing Date (the “Initial Term”).  After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Company or the Advisor elects not to renew this Agreement in accordance with Section 10(b) or Section 10(d), respectively.

(b)           Notwithstanding any other provision of this Agreement to the contrary, upon written notice provided to the Advisor no later than 180 days prior to the expiration of the Initial Term or any Automatic Renewal Term (the “Termination Notice”), the Company may, without cause, in connection with the expiration of the Initial Term or the then current Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Termination Without Cause”) upon the affirmative vote of at least two-thirds of the Independent Directors that includes a finding by such two-thirds of the Independent Directors that either (1) there has been unsatisfactory performance by the Advisor that is materially detrimental to the Company and its Subsidiaries taken as a whole or (2) the Acquisition Fee and Financing Fee payable to the Advisor are not fair, subject to Section 10(c) below.  The Company may terminate this Agreement for cause pursuant to Section 12 hereof even after providing a Termination Notice.

(c)           Notwithstanding the provisions of Section 10(b), if the reason for nonrenewal specified in the Termination Notice is that two-thirds of the Independent Directors have determined that the Acquisition Fee and Financing Fee payable to the Advisor is unfair, the Company shall not have the foregoing nonrenewal right in the event the Advisor agrees that it will continue to perform its duties hereunder during the Automatic Renewal Term that would commence upon the expiration of the Initial Term or then current Automatic Renewal Term at a fee that at least two-thirds of the Independent Directors determine to be fair; provided, however, the Advisor shall have the right to renegotiate the Acquisition Fee and the Financing Fee, by delivering to the Company, not less than 120 days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the Acquisition Fee and/or the Financing Fee.  Thereupon, the Company and the Advisor shall endeavor to negotiate the Acquisition Fee and/or the Financing Fee in good faith.  Provided that the Company and the Advisor agree to a revised Acquisition Fee, Financing Fee or other compensation structure within sixty (60) days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Acquisition Fee, Financing Fee or other compensation structure shall be the revised Acquisition Fee, Financing Fee or other compensation structure as then agreed upon by the Company and the Advisor.  The Company and the Advisor agree to execute and deliver an amendment to this Agreement setting forth such revised Acquisition Fee, Financing Fee, or other compensation structure promptly upon reaching an agreement regarding same.  In the event that the Company and the Advisor are unable to agree to a revised Acquisition Fee, Financing Fee or other compensation structure during such sixty (60) day period, this Agreement shall terminate on the Effective Termination Date.

(d)           No later than 180 days prior to the expiration of the Initial Term or the then current Automatic Renewal Term, the Advisor may deliver written notice to the Company informing it of the Advisor’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice.

(e)           Except as set forth in this Section 10, a nonrenewal of this Agreement pursuant to this Section 10 shall be without any further liability or obligation of either party to the other, except as provided in Section 3(c), Section 5, Section 7, Section 8 and Section 14 of this Agreement.

(f)           The Advisor shall cooperate with the Company in executing an orderly transition of the Advisor’s functions pursuant to this Agreement to a new advisor.

Section 11.  Assignments.

(a)           Assignments by the Advisor.  This Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Advisor, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors.  Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Advisor is bound, and the Advisor shall be liable to the Company for all acts or omissions of the assignee under any such assignment.  In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Advisor.  Notwithstanding the foregoing, the Advisor may, without the approval of the Company’s Independent Directors, (i) assign this Agreement to an Affiliate of the Advisor and (ii) delegate to one or more of its Affiliates the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance, in each case so long as assignment or delegation does not require the Company’s approval under the Investment Company Act (but if such approval is required, the Company shall not unreasonably withhold, condition or delay its consent).  Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Advisor under this Agreement.

(b)           Assignments by the Company.  This Agreement shall not be assigned by the Company without the prior written consent of the Advisor, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

Section 12.  Termination for Cause.

(a)           The Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Company to the Advisor if (i) the Advisor, its agents or its assignees breaches any material provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if the Advisor takes steps to cure such breach within 30 days of the written notice), (ii) there is a commencement of any proceeding relating to the Advisor’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Advisor authorizing or filing a voluntary bankruptcy petition, (iii) any Advisor Change of Control which a majority of the Independent Directors determines is materially detrimental to the Company and its Subsidiaries taken as a whole, (iv) the dissolution of the Advisor, or (v) the Advisor commits fraud against the Company, misappropriates or embezzles funds of the Company, or acts, or fails to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (v) are caused by an employee and/or officer of the Advisor or one of its Affiliates and the Advisor takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of the Advisor’s actual knowledge of its commission or omission, the Company shall not have the right to terminate this Agreement pursuant to this Section 12(a)(v).

(b)           The Advisor may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period.

(c)           The Advisor may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event.

Section 13.  Action Upon Termination.  From and after the effective date of termination of this Agreement pursuant to Sections 10, 11, or 12 of this Agreement, the Advisor shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination.  Upon any such termination, the Advisor shall forthwith:

(a)           after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b)           deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board with respect to the Company and any Subsidiaries; and

(c)           deliver to the Board all property and documents of the Company and any Subsidiaries then in the custody of the Advisor.

Section 14.  Release of Money or Other Property Upon Written Request.

The Advisor agrees that any money or other property of the Company (which such term, for the purposes of this Section 14, shall be deemed to include any and all of its Subsidiaries, if any) held by the Advisor shall be held by the Advisor as custodian for the Company, and the Advisor’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the Company.  Upon the receipt by the Advisor of a written request signed by a duly authorized officer of the Company requesting the Advisor to release to the Company any money or other property then held by the Advisor for the account of the Company under this Agreement, the Advisor shall release such money or other property to the Company within a reasonable period of time, but in no event later than 60 days following such request.  Upon delivery of such money or other property to the Company, the Advisor shall not be liable to the Company, the Board, or the Company’s stockholders or partners for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with this Section 14.  The Company shall indemnify the Advisor, its directors, officers, stockholders, employees and agents against any and all Losses which arise in connection with the Advisor’s proper release of such money or other property to the Company in accordance with the terms of this Section 14.  Indemnification pursuant to this provision shall be in addition to any right of the Advisor to indemnification under Section 8 of this Agreement.

Section 15.  Representations and Warranties.

(a)           The Company hereby represents and warrants to the Advisor as follows:

(i)           The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland, has the corporate power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole.

(ii)           The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder.  No consent of any other Person, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder.  This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(iii)           The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by, the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b)           The Advisor hereby represents and warrants to the Company as follows:

(i)           The Advisor is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority and the legal right to own and operate its assets, to lease the property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Advisor.

(ii)           The Advisor has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder.  No consent of any other Person, including members and creditors of the Advisor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Advisor in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder.  This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Advisor, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Advisor enforceable against the Advisor in accordance with its terms.

(iii)           The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Advisor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Advisor, or the Governing Instruments of, or any securities issued by, the Advisor or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Advisor is a party or by which the Advisor or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Advisor, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

Section 16.  Competing Investment Vehicles

No entity controlled by the Advisor or its Affiliates, including its principals, will sponsor or manage any public or private U.S. investment vehicle that has as its principal investment strategy to invest in net leased properties that are subject to leases that have remaining terms of less than ten (10) years but not less than three years other than the Company for so long as (i) either Nicholas S. Schorsch or William M. Kahane are affiliated with the Manager and (ii) the Management Agreement is in effect.  Notwithstanding the foregoing, for the avoidance of doubt, the Advisor and its Affiliates may sponsor or manage any number of public or private investment vehicles that invest generally in real estate but not primarily in the Target Assets, including, without limitation, net leased properties.

Section 17.  The American Realty Capital Name.

The Advisor and its Affiliates have or may have a proprietary interest in the names “American Realty Capital,” “ARC” and “AR Capital.”  The Advisor hereby grants to the Company, to the extent of any proprietary interest the Advisor may have in any of the names “American Realty Capital,” “ARC” and “AR Capital,” a non-transferable, non-assignable, non-exclusive, royalty-free right and license to use the names “American Realty Capital,” “ARC” and “AR Capital” during the term of this Agreement. The Company agrees that the Advisor and its Affiliates will have the right to approve of any use by the Company of the names “American Realty Capital,” “ARC” and “AR Capital,” such approval not to be unreasonably withheld or delayed. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or one of its Affiliates to perform management services for the Company, the Company will, promptly after receipt of written request from the Advisor, cease to conduct business under or use the names “American Realty Capital,” “ARC” and “AR Capital” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the names “American Realty Capital,” “ARC” and “AR Capital” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any its Affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the words “American Realty Capital,” “ARC” and “AR Capital.” Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having any of the names “American Realty Capital,” “ARC” and “AR Capital” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company.  Neither the Advisor nor any of its Affiliates makes any representation or warranty, express or implied, with respect to the names “American Realty Capital,” “ARC” and “AR Capital” licensed hereunder or the use thereof (including without limitation as to whether the use of the names “American Realty Capital,” “ARC” and “AR Capital” will be free from infringement of the intellectual property rights of third parties.  Notwithstanding the preceding, the Advisor represents and warrants that it is not aware of any pending claims or litigation or of any claims threatened in writing regarding the use or ownership of the names “American Realty Capital,” “ARC” and “AR Capital.”

Section 18.  Miscellaneous.

(a)           Notices.  All notices, requests, communications and demands to or upon the respective parties hereto to be effective shall be in writing (including by fax), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 18):

The Company:	American Realty Capital Properties, Inc.
405 Park Avenue
New York, New York 10022
Facsimile No.: (212) 421-5799
Attention: William M. Kahane

with a copy to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Facsimile No.:  (212) 969-2900
Attention: Peter M. Fass, Esq.
Steven L. Lichtenfeld, Esq.

The Advisor:	American Realty Capital II, LLC
405 Park Avenue
New York, New York 10022
Facsimile No.: (212) 421-5799
Attention: William M. Kahane

with a copy to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Facsimile No.:  (212) 969-2900
Attention: Peter M. Fass, Esq.
Steven L. Lichtenfeld, Esq.

(b)           Binding Nature of Agreement; Successors and Assigns; No Third Party Beneficiaries.2 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns as provided herein.  Except as provided in this Agreement with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(c)           Integration.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d)           Amendments.  This Agreement, nor any terms hereof, may not be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e)           GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK CITY, FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

(f)           WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g)           Survival of Representations and Warranties.  All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement.

2 Should the Manager be a third party beneficiary?

(h)           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(i)           Costs and Expenses.  Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matters incident thereto.  If any party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable attorneys’ fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.

(j)           Section Headings.  The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(k)           Counterparts.  This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in any number of separate counterparts, and all of which taken together shall be deemed to constitute one and the same instrument.

(l)           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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        IN WITNESS WHEREOF, each of the parties hereto has executed this Acquisition and Capital Services Agreement as of the date first written above.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:
Name:
Title:

AMERICAN REALTY CAPITAL II, LLC

By:
Name:
Title: